2

sanofi aventis
Because health matters

genzyme

sanofi aventis

1
Creates new platform for
sustainable growth further
increasing our biotech exposure
Expands footprint in attractive,
growing rare disease market
Increases our U.S. presence and
expands our R&D pipeline of Phase
II and Phase III products
Meets sanofi-aventis value creation
criteria
Preserves strong capital structure
and financial strength
1
Sanofi-aventis Acquisition of Genzyme Would be
Beneficial for Both Parties
Provides immediate value for all
shareholders
Captures the potential of
Genzyme’s business and pipeline
and shifts execution risk to sanofi-
aventis
Enhances Genzyme’s rare disease
business as a center of excellence
Creates more value for Genzyme’s
other product lines within a larger
company with global reach and
resources
Exhibit (a)(5)(k)